Filed Pursuant to Rule 424(b)(3)
Registration No. 333-122977
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 1, 2005.
Prospectus Supplement to the Prospectus dated March 15, 2005 and the Prospectus Supplement dated March 15, 2005 — No.
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

USD
Basket Linked Notes due
(Linked to the S&P 500® Index, the TOPIX® Index and the Dow Jones Euro STOXX 50® Index)

     The amount that you will be paid on your note on the stated maturity date,                 , (subject to extension), is determined with reference to the performance of a basket of one U.S. and two international equity indices during the period from the trade date (                , 2005) to the determination date (the fifth trading day prior to the stated maturity date, subject to extension). On the stated maturity date, we will pay you an amount in cash equal to 97% of the face amount of your note plus the supplemental payment amount (calculated as set forth on page S-2), if any.
     On the stated maturity date, you will receive the following:

•	If the final basket level is greater than the initial basket level, you will receive (1) 97% of the face amount of your note plus (2) the face amount of your note multiplied by the percentage increase in the basket level (calculated as set forth on page S-2).

•	If the final basket level is less than or equal to the initial basket level, you will receive only 97% of the face amount of each note.
     The initial basket level will be set at 100 units. The initial weighted value for each of the indices will be determined on the trade date by multiplying the initial weight of the index by the initial basket level. The initial weight of each index will be determined on the trade date.
     The final basket level will equal the sum of the following: (1) the closing level of the S&P 500 Index on the determination date divided by the initial index level of the S&P 500 Index multiplied by the initial weighted value of the S&P 500 Index; (2) the closing level of the TOPIX Index on the determination date divided by the initial index level of the TOPIX Index multiplied by the initial weighted value of the TOPIX Index and (3) the closing level of the Dow Jones Euro STOXX 50 Index on the determination date divided by the initial index level of the Dow Jones Euro STOXX 50 Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50 Index.
     Because the return on the basket can be negative, there may be no supplemental payment amount at maturity. If the final basket level is less than or equal to the initial basket level, you will receive only 97% of the face amount of each note. The supplemental payment amount is calculated solely by reference to the basket level on the determination date. The notes bear no interest and no other payments will be made prior to the stated maturity date.
     The return on your note with respect to these indices will reflect only the percentage increase, if any, of the indices over the term of the notes, subject to the initial weightings of the indices in the basket, and will not reflect any change in the value of the U.S. dollar versus any local currency:

Expected Initial
Index	Weighting in Basket

S&P 500® Index	50%
TOPIX® Index	25%
Dow Jones Euro STOXX 50® Index	25%
     Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Note” on page S-16.
     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read “Additional Risk Factors Specific To Your Note” on page S-9 so that you may better understand those risks.
Original issue date (settlement date):                      , 2005
Original issue price: 100% of the face amount
Net proceeds to The Goldman Sachs Group, Inc.:     % of the face amount
Underwriting discount:     % of the face amount

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
       “Standard & Poor’s”, “S&P”, “Standard & Poor’s 500” and “S&P 500” are trademarks of The McGraw-Hill Companies, Inc. and are licensed for use by Goldman Sachs & Co. The notes are not sponsored, endorsed or promoted by Standard & Poor’s, and Standard & Poor’s makes no representations regarding the advisability of investing in the notes.
       TOPIX® is a registered trademark of the Tokyo Stock Exchange, Inc. (TSE). The notes are not sponsored, endorsed, or promoted by TSE, and TSE makes no representation regarding the advisability of investing in the notes.
       The Dow Jones Euro STOXX 50® Index is owned by STOXX LIMITED. The name of the index is a registered service mark of DOW JONES & COMPANY, INC. and has been licensed for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by STOXX LIMITED or DOW JONES & COMPANY, INC.
Goldman, Sachs & Co.

Prospectus Supplement dated                   , 2005.

SUMMARY INFORMATION
We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Note” on page S-16. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 15, 2005, as supplemented by the accompanying prospectus supplement, dated March 15, 2005, of The Goldman Sachs Group, Inc.
Key Terms
Issuer: The Goldman Sachs Group, Inc.
Face amount: each note will have a face amount equal to USD 1,000;                     in the aggregate for all the offered notes
Indices: each of the S&P 500® Index (Bloomberg: “SPX”), the TOPIX® Index (Bloomberg: “TPX”) and the Dow Jones Euro STOXX 50® Index (Bloomberg: “SX5E”), each of which is denominated in a local currency.
Initial index level (to be determined on the trade date):                     for the S&P 500 Index,                     for the TOPIX Index and                     for the Dow Jones Euro STOXX 50 Index
Payment amount: on the stated maturity date, we will pay the holder of each note an amount in cash equal to the sum of (1) 97% of the outstanding face amount of the note plus (2) the supplemental payment amount, if any. The notes will bear no interest and no other payments will be made prior to the stated maturity date
Supplemental payment amount: we will calculate the supplemental payment amount, if any, on each note as follows:

•	if the final basket level is greater than the initial basket level, the supplemental payment amount will equal the outstanding face amount of the note multiplied by the percentage increase from the initial basket level;

•	if the final basket level is less than or equal to the initial basket level, the supplemental payment amount will be zero.
The percentage increase, if any, of the basket will be determined by subtracting the initial basket level from the final basket level and then dividing by the initial basket level.
If the supplemental payment amount is zero, you will only receive 97% of the outstanding face amount of your note.
Initial basket level: the initial basket level will be set at 100 units.
Initial weighted value: the initial weighted value for each of the indices will be determined on the trade date by multiplying the initial weight of the index by the initial basket level. The initial weight of each index will be determined on the trade date and may be different than the levels shown in the table below.

			Expected
	Initial Index	Expected Initial	Initial Weighted
Index	Level	Weight	Value

S&P 500®		50%	50 units
TOPIX®		25%	25 units
Dow Jones Euro STOXX 50®		25%	25 units

Final basket level: the final basket level will equal the sum of the following: (i) the closing level of the S&P 500 Index on the determination date divided by the initial index level of the S&P 500 Index multiplied by the initial weighted value of the S&P 500 Index; (ii) the closing level of the TOPIX Index on the determination date divided by the initial index level of the TOPIX Index multiplied by the initial weighted value of the TOPIX Index and (iii) the closing level of the Dow Jones Euro STOXX 50 Index on the determination date divided by the initial index level of the Dow Jones Euro STOXX 50 Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50 Index, except in limited circumstances described under “Specific Terms of Your Note — Consequences of a Market Disruption Event” on page S-18 and “Market Disruption Event” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Note — Discontinuance or Modification of the Indices” on page S-18. The final basket level will be determined by the calculation agent on the determination date.
Trade date:                     , 2005
Stated maturity date (to be determined on the trade date):           ,          , unless extended for up to six business days
Determination date: the fifth trading day prior to                     , unless extended for up to five business days
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange, or interdealer market quotation system
Calculation agent: Goldman, Sachs & Co.
Business Day: as described on page S-20
Trading Day: as described on page S-20

Q&A
How Do The Notes Work?
       The notes offered by this prospectus supplement will have a stated maturity date approximately three years after the original issue date. The stated maturity date will be determined on the trade date. The return on the notes is linked to the performance of a weighted basket of one U.S. and two international equity indices. The expected initial weightings of the three indices are 50% for the S&P 500 Index, 25% for the TOPIX Index and 25% for the Dow Jones Euro STOXX 50 Index. The notes will bear no interest and no other payments will be made prior to the stated maturity date. Depending on the performance of the basket, you may receive only 97% of the outstanding face amount of your note.
       As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Note” on page S-16.
Which Key Terms Have Not Been Set?
       We have not set some key terms, and we will not set those terms until the trade date. These include:

•	the stated maturity date;

•	the initial weight of each index;

•	the initial index levels; and

•	the initial weighted value for each index.
       We will set these terms on the trade date, and each of them could significantly affect the amount you will receive at the stated maturity date.
Who Should Or Should Not Consider An Investment In The Notes?
       We have designed the notes for investors who want to protect their investment by receiving at the stated maturity at least 97% of the face amount of their note, while also having an opportunity to participate in the potential appreciation of a basket of one U.S. and two international equity indices. However, if the amount payable on your note on the stated maturity date is 97% of the outstanding face amount of your note, or even if the amount payable exceeds 97% of the outstanding face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Note — Your Note Does Not Bear Interest” on page S-9.
What Will I Receive On The Stated Maturity Date Of The Notes?
       For each offered note outstanding on the stated maturity date, we will pay an amount in cash equal to the sum of (1) 97% of the outstanding face amount of the note plus (2) the supplemental payment amount, if any. The supplemental payment amount is calculated as follows:

•	if the final basket level is greater than the initial basket level, the supplemental payment amount will equal the outstanding face amount of the note multiplied by the percentage increase from the initial basket level;

•	if the final basket level is less than or equal to the initial basket level, the supplemental payment amount will be zero.
       The percentage increase, if any, of the basket will be determined by subtracting the initial basket level from the final basket level and then dividing by the initial basket level.
       The final basket level will equal the sum of the following: (i) the closing level of the S&P 500 Index on the determination date divided by the initial index level of the

S&P 500 Index multiplied by the initial weighted value of the S&P 500 Index; (ii) the closing level of the TOPIX Index on the determination date divided by the initial index level of the TOPIX Index multiplied by the initial weighted value of the TOPIX Index and (iii) the closing level of the Dow Jones Euro STOXX 50 Index on the determination date divided by the initial index level of the Dow Jones Euro STOXX 50 Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50 Index.
       If the supplemental payment amount is zero, on the stated maturity date you will only receive 97% of the outstanding face amount of your note. Because the return on the basket can be negative, there may be no supplemental payment amount at maturity, although, in any event you will receive at least 97% of the outstanding face amount of your note.
What Will I Receive If I Sell The Note Prior To The Stated Maturity Date?
       If you sell your note prior to the stated maturity date, you will receive the market price for your note. The market price for your note may be influenced by many factors, such as interest rates and the volatility of the indices. Depending on the impact of these factors, you may receive significantly less than the outstanding face amount of your note in any sale of your note before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your note on the date of this prospectus supplement (as defined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the value of your note in the secondary market, see “Additional Risk Factors Specific to Your Note — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” on page S-9 and “Additional Risk Factors Specific to Your Note — The Market Value of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” on page S-10.
Hypothetical Examples
       If the final basket level is greater than the initial basket level, the payment amount on each offered note at the stated maturity might exceed the outstanding face amount of each note. If the final basket level is less than or equal to the initial basket level, the holder of each offered note will receive only 97% of the outstanding face amount of each note. In no event will you lose more than 3% of your initial investment in a note if you buy the note upon issuance and hold it until the stated maturity date.
       We have assumed for the following examples that no market disruption event occurs. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Note” beginning on page S-9.
       The following examples are based on index levels of the three indices that are entirely hypothetical and do not take into account any taxes you may owe as a result of owning your note; no one can predict what the value of the indices will be on the determination date. The actual levels of the indices have been highly volatile — meaning that the index levels for each index have changed substantially in relatively short periods — in the past, and their future performance cannot be predicted. Further, the negative performance of one index may offset any positive performance of any other index. See “Additional Risk Factors Specific to Your Note — The Lower Performance Of One Index May Offset An Increase In The Other Indices” on page S-10. Also, the weighting of each index will be a factor in the realization of any percentage increase in such index over the life of the notes. The final basket level will depend on the closing levels of each of the indices on the determination date. For more details about hypothetical returns on your note, please see the following examples and “Hypothetical Returns on Your Note” on page S-22.
       Moreover, we have not yet set the initial index levels or the initial weight of each index, which will serve as the baseline for determining the initial weighted value for each index, the final basket level and the payment amount that we will pay on your note at maturity. We will not do so until the trade date. As a result, the actual initial index levels may differ from current index levels. The initial weight of each index will be determined on the trade date and may be different from the expected initial weight.
       For these reasons, the actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the level of the indices during recent periods, see “The Indices — Historical Closing Levels Of The Indices” on page S-27. Before investing in the offered notes, you should consult publicly available information to determine the levels of the indices between the date of this prospectus supplement and the date of your purchase of the offered notes.
       The examples below also assume that there is no change in or affecting the composition of the index stocks in the indices or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any index stock in a particular index, and that no market disruption event occurs with respect to any index.
       In the tables below, the levels in the first column represent hypothetical closing levels for the three indices on the determination date and are expressed as percentages of the initial index levels. The amounts in the third and fourth columns represent the hypothetical payment amounts, based on the corresponding hypothetical basket levels and are expressed as percentages of the outstanding face amount of a note. The hypothetical final basket levels in the second column are based on the closing levels of each of the indices on the determination date and are expressed as percentages of the initial basket levels. The hypothetical supplemental payment amounts, expressed as percentages of the outstanding face amount of a note, will be positive if the final basket level is greater than the initial basket level, and will be zero if the final basket level is less than or equal to the initial basket level.

Example 1:
       The closing levels of the three indices on the determination date are greater than their initial index levels. The supplemental payment amount is less than 3% of the outstanding face amount.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	101%
TOPIX	104%	102%	2%	99%
Dow Jones Euro STOXX 50	102%

Example 2:
       The closing levels of the S&P 500 Index and the TOPIX Index on the determination date are greater than their initial index levels. The closing level of the Dow Jones Euro STOXX 50 Index on the determination date is lower than its initial index level. The supplemental payout amount is zero.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	101%
TOPIX	104%	99.25%	0%	97%
Dow Jones Euro STOXX 50	91%
Example 3:
       The closing level of the S&P 500 Index on the determination date is greater than its initial index level. The closing levels of the Dow Jones Euro STOXX 50 Index and the TOPIX Index on the determination date are lower than their initial index levels. The supplemental payout amount is greater than 3% of the outstanding face amount.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	109%
TOPIX	99%	103.50%	3.50%	100.50%
Dow Jones Euro STOXX 50	97%
Example 4:
       The closing levels of the three indices on the determination date are greater than their initial index levels. The supplemental payment amount is greater than 3% of the outstanding face amount.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	120%
TOPIX	110%	115%	15%	112%
Dow Jones Euro STOXX 50	110%

Example 5:
       The closing levels of the three indices on the determination date are lower than their initial index levels. The supplemental payment amount is zero.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	75%
TOPIX	25%	50%	0%	97%
Dow Jones Euro STOXX 50	25%
Who Publishes The Indices And What Does Each Index Measure?
       Please see “The Indices” on page S-27 for a description of the one U.S. and two international equity indices.
What About Taxes?
       If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based upon an estimated yield for the notes, even though you will not receive any payments from us until maturity. This estimated yield is determined solely to calculate the amount you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the notes will be taxed as ordinary interest income. If you purchase the notes at a time other than the original issue date, the tax consequences to you may be different.
       For further information you should refer to “Supplemental Discussion of Federal Income Tax Consequences” on page S-33.

Additional Risk Factors Specific To Your Note

An investment in your note is subject to the risks described below as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated March 15, 2005. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the indices to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.
Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price
       The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.
       If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” below.
       Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.
       There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Note May Not Have An Active Trading Market” below.
You May Lose Some Of Your Principal
       Our cash payment on your note on the stated maturity date will be based on the final basket level, which is affected by the closing level of each index on the determination date. If the final basket level does not sufficiently exceed the initial basket level on the determination date, you will receive only 97% of the outstanding face amount of your note on the stated maturity date. This will be the case even if the final basket level exceeds the initial basket level on the date of this prospectus supplement or if the level of the basket at any time during the life of the note — no matter how long — exceeds the initial basket level specified on page S-2 of this prospectus supplement. However, in all cases, the payment on the stated maturity date will not be less than 97% of the outstanding face amount of your note. Also, the market value of your note prior to the stated maturity date may be significantly lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.
Your Note Does Not Bear Interest
       You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under “Supplemental Discussion Of Federal Income Tax Consequences” below, you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.
The Lower Performance Of One Index May Offset An Increase In The Other Indices
       The basket is comprised of one U.S. and two international equity indices which are not equally weighted. Because the initial weightings of the three indices are not the same, declines in the level of one index may disproportionately offset increases in the levels of the other indices. As a result, the return on the basket — and thus on your note — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your note at maturity.
An Investment In The Offered Notes Is Subject To Risks Associated With Foreign Securities Markets
       The indices that comprise the basket include stocks issued by foreign companies in Europe and Japan. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
       Securities prices in Europe and Japan are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Return On Your Note Will Not Reflect Any Dividends Paid On The Index Stocks
       Each index sponsor calculates the level of the applicable index by reference to the prices of the common stocks included in the relevant index, without taking account of the value of the dividends paid on those stocks. Therefore, the return on your note will not reflect the return you would realize if you actually owned the stocks included in each of the indices and received the dividends paid on those stocks. However, for all three indices, you will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights Or Rights To Receive Any Stock” below for additional information.
The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways
       When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable. For more information about the value of your note in the secondary market, see — “Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your

Note On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” above.
       Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. For example, an increase in U.S. interest rates, which could have a negative effect on the market value of your note, may offset any positive effect that an increase in the level of the basket attributable to favorable political or economic developments in Europe and Japan could have. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.
The Level Of The Basket Will Affect The Market Value Of Your Note
       We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the basket at that time has risen above or has fallen below the initial basket level. If you sell your note prior to maturity, you may receive substantially less than the amount that would be payable on the stated maturity date based on a final basket level equal to that current level because of an expectation that the level of the basket will continue to fluctuate until the final basket level is determined. Fluctuating foreign dividend rates may affect the level of the basket and, indirectly, the market value of your note. Economic, financial, regulatory, political, military and other developments that affect stock markets generally and the stocks underlying the basket may also affect the level of the basket and, indirectly, the market value of your note.
       As indicated under “The Indices — Historical Closing Levels Of The Indices” below, the levels of the indices comprised in the basket have been highly volatile at times in the past and may, in the future, experience significant fluctuations. It is impossible to predict whether the levels of the basket will rise or fall. In addition, we cannot predict whether future changes in the market prices of the basket stocks will correlate with past changes.
Changes In Interest Rates Are Likely To Affect The Market Value Of Your Note
       Because we will pay, at a minimum, 97% of the outstanding face amount of your note, we expect that the market value of your note, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your note and a traditional debt security to different degrees. In most scenarios, if U.S. interest rates increase, we expect that the market value of your note will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your note will increase.
Changes In The Volatility Of The Levels Of The Indices Are Likely To Affect The Market Value Of Your Note
       The volatility of the indices refers to the magnitude and frequency of the changes in the level of the indices. In most scenarios, if the volatility of the level of one or more of the indices comprising the basket increases, we expect that the market value of your note will increase and, conversely, if the volatility of the level of one or more of the indices comprising the basket decreases, we expect that the market value of your note will decrease.
The Time Remaining To Maturity Is Likely To Affect The Market Value Of Your Note
       Before the stated maturity date, the market value of your note may be higher than one would expect if that value were based solely on the level of the basket and the level of interest rates. This difference would reflect a “time value” due to expectations concerning the level of the basket and interest rates during the time remaining to the stated maturity date. However, as the time remaining to the stated maturity date decreases, we expect that this time value will decrease, lowering the market value of your note.

Changes In Our Credit Ratings May Affect The Market Value Of Your Note
       Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the level of the basket and interest rates, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.
If The Levels Of The Indices Change, The Market Value Of Your Note May Not Change In The Same Manner
       Your note may trade quite differently from the performance of the three indices comprising the basket. Changes in the levels of those indices may not result in a comparable change in the market value of your note. In part, this is because of the weightings assigned to the indices. We discuss some of the reasons for this disparity under “— The Market Value of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” above.
We Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs
       If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of any of the indices comprising the basket is not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level of the basket based on its assessment, made in its sole discretion, of the closing levels of the indices at that time as described under “Specific Terms of Your Note — Consequences of a Market Disruption Event” below.
Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The Currencies They Are Denominated In Or The Index Stocks May Impair The Market Value Of Your Note
       As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the indices and foreign currencies. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the indices or the stocks comprising those indices, which we refer to as index stocks, or the foreign currencies in which the indices are denominated, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of one or more of the indices or one or more of the index stocks or the foreign currencies in which the indices are denominated. Any of these hedging activities may adversely affect the levels of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.
       Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to any of the indices, index stocks or foreign currencies for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the levels of one or more of the indices — directly or indirectly by affecting the price of the indices’ stocks — and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or more of the indices or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.
You Have No Shareholder Rights Or Rights To Receive Any Stock
       Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any stocks.
Our Business Activities May Create Conflicts Of Interest Between You And Us
       As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the indices and in the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the levels of the indices, could be adverse to your interests as a beneficial owner of your note.
       Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the index stocks and with respect to any of the indices. Any of these activities by any of our affiliates may affect the level of one or more of the indices and, therefore, the market value of your note and the amount we will pay on your note at maturity.
As Calculation Agent, Goldman, Sachs & Co. Will Have The Authority To Make Determinations That Could Affect The Market Value Of Your Note, When Your Note Matures And The Amount You Receive At Maturity
       As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the initial weighted value for each index on the trade date, the final basket level on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, and determining whether to postpone the determination date and/or the stated maturity date because of a market disruption event. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Specific Terms of Your Note” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
The Policies Of The Index Sponsors And Changes That Affect The Indices Or The Index Stocks Could Affect The Amount Payable On Your Note And Its Market Value
       The policies of the index sponsors concerning the calculation of the index levels, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index levels could affect the index levels and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if any of the index sponsors changes these policies, for example by changing the manner in which it calculates the index levels, or if any index sponsor discontinues or suspends calculation or publication of the index levels, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index levels are not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index levels on the determination date and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount payable on your note more fully under “Specific Terms of Your Note — Discontinuance or Modification of the Indices” and “— Role of Calculation Agent” below.
Except To The Extent We Are One Of The 500 Companies Whose Common Stock Comprises The S&P 500 Index, There Is No Affiliation Between The Index Stock Issuers Or The Index Sponsors And Us, And We Are Not Responsible For Any Disclosure By Any of the Other Index Stock Issuers or the Index Sponsors
       The common stock of Goldman Sachs is one of the 500 index stocks comprising the S&P 500 Index. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with many of the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the indices or any of the other index stock issuers. You, as an investor in your note, should make your own investigation into the indices and the index stock issuers. See “The Indices” below for additional information about the indices.
       Neither the index sponsors nor any of the other index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the index sponsors nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your note.
Your Note May Not Have An Active Trading Market
       Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

Certain Considerations For Insurance Companies And Employee Benefit Plans
       Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTE
Please note that in this section entitled “Specific Terms of Your Note”, references to “holders” mean those who own notes registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
       The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
       In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your note:
No interest: we will pay no interest on your note
Specified currency:

•	U.S. dollars (“USD”)
Form of note:

•	global form only: yes, at DTC

•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of USD 1,000 or integral multiples thereof
Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no
Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below

•	a business day for your note may not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your note will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
       Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
       We describe the terms of your note in more detail below.
Indices, Index Sponsors and Index Stocks
       In this prospectus supplement, when we refer to the indices, we mean the indices specified on the front cover page, or any successor to any of the indices, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Indices” below. When we refer to an index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the indices as then in effect, after giving effect to any additions, deletions or substitutions.
Payment of Principal on Stated Maturity Date
       On the stated maturity date, we will pay as principal to the holder of your note cash in an amount equal to the sum of (1) 97% of the outstanding face amount of your note plus (2) the supplemental payment amount, if any. The supplemental payment amount is equal to:

•	if the final basket level is greater than the initial basket level, the supplemental payment amount will equal the outstanding face amount of the note multiplied by the percentage increase from the initial basket level;

•	if the final basket level is less than or equal to the initial basket level, the supplemental payment amount will be zero.
       If the supplemental payment amount is zero, you will only receive 97% of the outstanding face amount of your note.
       As a result, we will pay you a supplemental payment amount if the final basket level is greater than the initial basket level. If the final basket level is less than or equal to the initial basket level, the supplemental payment amount will be zero.
       The percentage increase, if any, of the basket will be determined by subtracting the initial basket level from the final basket level and then dividing by the initial basket level.
       The initial weight for each index will be determined on the trade date and may be different from the expected initial weight shown in the table below.

			Expected
	Initial Index	Expected	Initial Weighted
Index	Level	Initial Weight	Value

S&P 500®		50%	50 units
TOPIX®		25%	25 units
Dow Jones Euro STOXX 50®		25%	25 units
Final basket level
       The final basket level will equal the sum of the following: (i) the closing level of the S&P 500 Index on the determination date divided by the initial index level of the S&P 500 Index multiplied by the initial weighted value of the S&P 500 Index; (ii) the closing level of the TOPIX Index on the determination date divided by the initial index level of the TOPIX Index multiplied by the initial weighted value of the TOPIX Index and (iii) the closing level of the Dow Jones Euro STOXX 50 Index on the determination date divided by the initial index level of the Dow Jones Euro STOXX 50 Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50 Index, except in limited circumstances described under “Specific Terms of Your Note — Consequences of a Market Disruption Event” on page S-18 and “Market Disruption Event” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Note — Discontinuance or Modification of the Indices” on page S-18. The final basket level will be determined by the calculation agent on the determination date.
Initial basket level
       The initial basket level will be set at 100 units.
Initial weighted value
       The initial weighted value for each of the indices will be determined on the trade date by multiplying the initial weight of the index by the initial basket level.

Stated Maturity Date
       The stated maturity date will be                     ,          (to be determined on the trade date) unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth trading day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after                     or, if                     is not a business day, later than the sixth business day after. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events and currency disruption events under “— Special Calculation Provisions” below.
Determination Date
       The determination date will be the fifth trading day before                     unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that no market disruption event occurs or is continuing. In no event, however, will the determination date be later than                    or, if                     is not a business day, later than the first business day after                     .
Consequences of a Market Disruption Event
       As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.
       If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the levels of any of the indices comprising the basket are not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices on that day.
Discontinuance or Modification
of the Indices
       If any of the index sponsors discontinues publication of its applicable index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
       If the calculation agent determines that the publication of any of the indices is discontinued and there is no successor index, or that the level of any of the indices is not available on the last possible determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.
       If the calculation agent determines that any index, the stocks comprising any index or the method of calculating any index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable closing level used to determine the amount payable on the stated maturity date is equitable.
       All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
       If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
       For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment
       Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
       As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
       The calculation agent in its sole discretion will make all determinations regarding the initial weighted value of each index, the final basket level, the basket percentage return, market disruption events, trading days, business days, extension of the determination date or stated maturity date, the default amount, the supplemental payment amount and the payment amount on your note, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
       Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions
Business Day
       When we refer to a business day with respect to your note, we mean a day that is a business day as defined in the accompanying prospectus.
Trading Day
       When we refer to a trading day with respect to your note, we mean a day on which the respective principal securities markets for all the index stocks are open for trading, all of the index sponsors are open for business and all of the indices are calculated and published by the index sponsors.
Default Amount
       The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.
       During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
       Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due day as described above.
       If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
       In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.
       Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Market Disruption Event
       Any of the following will be a market disruption event with respect to any one of the three indices:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
       The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the indices or to any index stock.
       For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to any of the indices or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to any of the indices or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to that index stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
       As is the case throughout this prospectus supplement, references to an index in this description of market disruption events includes the applicable index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTE
       The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant.
       Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.
       If the final basket level is greater than the initial basket level, the payment amount on each offered note at the stated maturity will exceed 97% of the outstanding face amount of each note. If the final basket level is less than or equal to the initial basket level, the holder of each offered note will receive only 97% of the outstanding face amount of each note. In no event will you lose more than 3% of your initial investment in a note if you buy the note upon issuance and hold it until the stated maturity date.
       We have assumed that the note is purchased on the original issue date and held until the stated maturity date and that no market disruption event has occurred. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Note” above.
       The following examples are based on index levels of the three indices that are entirely hypothetical and do not take into account any taxes that you may owe as a result of owning your note; no one can predict what the value of the indices will be on the determination date. The indices have been highly volatile — meaning that their levels have changed substantially in relatively short periods — in the past and their performance cannot be predicted for the future. Further, the negative performance of one index may offset any positive performance of any other index. See “Additional Risk Factors Specific to Your Note — The Lower Performance Of One Index May Offset An Increase In The Other Indices” on page S-10. Also, the weighting of each index will be a factor in the realization of any percentage increase in such index over the life of the notes. The final basket level will depend on the closing levels of each of the indices on the determination date.
       Moreover, we have not yet set the initial index levels or the initial weight of each index, which will serve as the basis for determining the initial weighted value for each index, the final basket level and the amount that we will pay on your note at maturity, and we will not do so until the trade date. As a result, the actual initial index levels may differ substantially from the current index levels. The initial weight of each index will be determined on the trade date and may be different from the expected initial weight.
       For these reasons, the actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see “The Indices — Historical Closing Levels of the Indices” below. Before investing in the offered notes, you should consult publicly available information to determine the level of the indices between the date of this prospectus supplement and the date of your purchase of the offered notes.
       The examples below also assume that there is no change in or affecting the composition of the index stocks in the indices or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any index stock in a particular index, and that no market ’disruption event occurs with respect to any index.
       In the tables below, the levels in the first column represent hypothetical closing levels for the three indices on the determination date and are expressed as percentages of the initial index levels. The amounts in the third and fourth columns represent the hypothetical payment amounts, based on the corresponding hypothetical basket levels and are expressed as percentages of the outstanding face amount of a note. The hypothetical final basket levels in the second column are based on the closing levels of each of the indices on the determination date and are expressed as percentages of the initial basket levels. The hypothetical supplemental payment amounts, expressed as percentages of the outstanding face amount of a note, will be positive if the final basket level is greater than the initial basket level, and will be zero if the final basket level is less than or equal to the initial basket level.

Example 1:
       The closing levels of the three indices on the determination date are greater than their initial index levels. The supplemental payment amount is less than 3% of the outstanding face amount.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	101%
TOPIX	104%	102%	2%	99%
Dow Jones Euro STOXX 50	102%
Example 2:
       The closing levels of the S&P 500 Index and the TOPIX Index on the determination date are greater than their initial index levels. The closing level of the Dow Jones Euro STOXX 50 Index on the determination date is lower than its initial index level. The supplemental payout amount is zero.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	101%
TOPIX	104%	99.25%	0%	97%
Dow Jones Euro STOXX 50	91%

Example 3:
       The closing level of the S&P 500 Index on the determination date is greater than its initial index level. The closing levels of the Dow Jones Euro STOXX 50 Index and the TOPIX Index on the determination date are lower than their initial index levels. The supplemental payout amount is greater than 3% of the outstanding face amount.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	109%
TOPIX	99%	103.50%	3.50%	100.50%
Dow Jones Euro STOXX 50	97%
Example 4:
       The closing levels of the three indices on the determination date are greater than their initial index levels. The supplemental payment amount is greater than 3% of the outstanding face amount.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	120%
TOPIX	110%	115%	15%	112%
Dow Jones Euro STOXX 50	110%
Example 5:
       The closing levels of the three indices on the determination date are lower than their initial index levels. The supplemental payment amount is zero.

	Hypothetical	Hypothetical	Hypothetical	Hypothetical
	Closing Level	Final Basket	Supplemental	Payment Amount
	as	Level as	Payment Amount	at Maturity as
	Percentage of	Percentage	as Percentage	Percentage of
	Initial Index	of Initial	of Outstanding	Outstanding
Index	Level	Basket Level	Face Amount	Face Amount

S&P 500	75%
TOPIX	25%	50%	0%	97%
Dow Jones Euro STOXX 50	25%

       Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual final basket level on the determination date or the market value of your note, nor can we predict the relationship between the basket level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total rate of return on the offered notes will depend on the initial basket level, the initial weighted value for each index, the actual stated maturity date and the actual final basket level. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

USE OF PROCEEDS AND HEDGING
       We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
       In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and/or other instruments linked to the indices as well as foreign currencies on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to and one or more of the indices or index stocks or foreign currencies. Consequently, with regard to your note, from time to time, we and/or our affiliates:

•	expect to acquire and dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the indices or some or all index stocks or foreign currencies,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•	may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may acquire or dispose of U.S. dollars in foreign exchange transactions involving the Japanese yen and euro.
       We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.
       In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the indices, the index stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the indices and foreign currencies during the life of the notes. These steps also may involve sales and/or purchases of some or all of the index stock or listed or over-the-counter options, futures or other instruments linked to any one or more of the indices or the foreign currencies, some or all of the index stocks or indices designated to track the performance of the U.S., European and Japanese stock exchanges or other components of the U.S., European and Japanese equity markets.

The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific to Your Note — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The Currencies They Are Denominated In Or The Index Stocks May Impair The Market Value Of Your Note” and “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above for a discussion of these adverse effects.

THE INDICES
       We have derived all information regarding each of the three indices contained in this prospectus supplement from publicly available information, without independent verification. Each of the index sponsors owns the copyright and all rights to its applicable index. None of the index sponsors have an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of any of the index sponsor discontinuing or modifying its applicable index are described in the section entitled “Specific Terms of Your Note — Discontinuance or Modification of the Indices” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated March 15, 2005, or the accompanying prospectus supplement, dated March 15, 2005.
S&P 500 Index
       The S&P 500 Index, or S&P 500, includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The history of the S&P 500 dates back to 1923 when Standard & Poor’s introduced an index covering 233 companies. The S&P 500 Index, as it is known today, was introduced in 1957 when it was expanded to include 500 companies. Additional information is available on the website http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
TOPIX Index
       The TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the companies listed on the First Section of the Tokyo Stock Exchange, Inc. (TSE). Domestic stocks admitted to the TSE are assigned either to the First Section or the Second Section. Stocks listed in the First Section, which number approximately 1,500, are among the most actively traded stocks on the TSE. The index is supplemented by the subindices of the 33 industry sectors and developed with a base index value of 100 as of January 4, 1968. The index calculation excludes temporary issues and preferred stocks. Additional information about the index is available on the website http://www.tse.or.jp/english/topix/topix/index.html. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
Dow Jones Euro STOXX 50 Index
       The Dow Jones STOXX 50 Index is a capitalization-weighted index of 50 European blue-chip stocks. The index was developed with a base value of 1,000 as of December 31, 1991. Additional information about the index is available on the following website http://www.stoxx.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
Historical Closing Levels Of The Indices
       The respective closing levels of the indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of any of the indices during any period shown below is not an indication that the indices are more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the indices as an indication of future performance. We cannot give you any assurance that the future performance of the indices will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the indices. Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual initial index levels, which will serve as the baseline for determining the basket return, may differ substantially from the index levels on the date of this prospectus supplement (and may also differ from the initial index levels on the trade date). The actual performance of the index over the life of the offered notes may bear little relation to the historical levels shown below.
       The tables below show the high, low and last closing levels of each index for each of the four calendar quarters in 2003 and 2004 and for first three calendar quarters in 2005, through August 30, 2005. We obtained the closing levels listed in the three tables below from Bloomberg Financial Services, without independent verification.
Quarterly High, Low and Closing Levels of the S&P 500 Index

	High	Low	Close

2003
Quarter ended March 31	931.66	800.73	848.18
Quarter ended June 30	1,011.66	858.48	974.50
Quarter ended September 30	1,039.58	965.46	995.97
Quarter ended December 31	1,111.92	1,018.22	1,111.92
2004
Quarter ended March 31	1,157.76	1,091.33	1,126.21
Quarter ended June 30	1,150.57	1,084.10	1,140.84
Quarter ended September 30	1,129.30	1,063.23	1,114.58
Quarter ended December 31	1,213.55	1,094.81	1,211.92
2005
Quarter ended March 31	1,225.31	1,163.75	1,180.59
Quarter ended June 30	1,216.96	1,137.50	1,191.33
Quarter ended September 30 (through August 30, 2005)	1,245.04	1,194.44	1,208.41
Closing level of the index on August 30, 2005			1,208.41

Quarterly High, Low and Closing Levels of the TOPIX Index

	High	Low	Close

2003
Quarter ended March 31	865.43	770.62	788.00
Quarter ended June 30	904.32	773.10	903.44
Quarter ended September 30	1,075.73	915.91	1,018.80
Quarter ended December 31	1,105.59	953.19	1,043.69
2004
Quarter ended March 31	1,179.23	1,022.61	1,179.23
Quarter ended June 30	1,217.87	1,053.77	1,189.60
Quarter ended September 30	1,188.42	1,084.64	1,102.11
Quarter ended December 31	1,149.63	1,073.20	1,149.63
2005
Quarter ended March 31	1,203.26	1,132.18	1,182.18
Quarter ended June 30	1,201.30	1,109.19	1,177.20
Quarter ended September 30 (through August 30, 2005)	1,275.61	1,177.61	1,273.60
Closing level of the index on August 30, 2005			1,273.60
Quarterly High, Low and Closing Levels of the Dow Jones Euro STOXX 50 Index

	High	Low	Close

2003
Quarter ended March 31	2,529.86	1,849.64	2,036.86
Quarter ended June 30	2,527.44	2,067.23	2,419.51
Quarter ended September 30	2,641.55	2,366.86	2,395.87
Quarter ended December 31	2,760.66	2,434.63	2,760.66
2004
Quarter ended March 31	2,959.71	2,702.05	2,787.49
Quarter ended June 30	2,905.88	2,659.85	2,811.08
Quarter ended September 30	2,806.62	2,580.04	2,726.30
Quarter ended December 31	2,955.11	2,734.37	2,951.24
2005
Quarter ended March 31	3,114.54	2,924.01	3,055.73
Quarter ended June 30	3,190.80	2,930.10	3,181.54
Quarter ended September 30 (through August 30, 2005)	3,370.84	3,170.06	3,234.10
Closing level of the index on August 30, 2005			3,234.10

License Agreements
       We have entered or expect to enter into non-exclusive license agreements with each of the sponsors of the S&P 500, TOPIX, Dow Jones Euro STOXX 50 indices, whereby we and our affiliates, in exchange for a fee, are permitted to use the indices in connection with the offer and sale of the notes. We are not affiliated with any of the index sponsors; the only relationship between any of the index sponsors and us is the licensing of the use of such index and trade marks relating to such index.
       Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the indices or any successor indices.
License Agreement for the S&P 500® Index
       Standard & Poor’s and Goldman, Sachs & Co. have entered into a non-transferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.
       The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor’s only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor’s and of the use of the index which is determined, composed and calculated by Standard & Poor’s without regard to Goldman Sachs or the offered notes. Standard & Poor’s has no obligation to take the needs of Goldman Sachs of the owners of the offered notes into consideration in determining, composing or calculating the index. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor’s has no liability in connection with the administration, marketing or trading of the offered notes.
       STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/ OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
       All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor’s. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.
License Agreement for the TOPIX® Index
       We expect to enter into a non-exclusive license agreement with TSE, whereby Goldman Sachs, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered notes. We are not affiliated with TSE; the only relationship between TSE and Goldman Sachs is the licensing of the use of the index and trademarks relating to the index.
       TSE is under no obligation to continue the calculation and dissemination of the index. The offered notes are not sponsored, endorsed, or promoted by TSE. No inference should be drawn from the information contained in this prospectus supplement that TSE makes any representation or warranty, implied or express, to The Goldman Sachs Group, Inc., any holder of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes in particular or the ability of the index to track general stock market performance.
       TSE determines, composes and calculates the index without regard to your note. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. TSE has no obligation or liability in connection with the administration, marketing or trading of your note.
       Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any initial index level or final index level or any amount payable upon maturity of the offered notes.
       THE TOPIX INDEX VALUE AND THE TOPIX TRADEMARKS ARE SUBJECT TO THE INTELLECTUAL PROPERTY RIGHTS OWNED BY THE TOKYO STOCK EXCHANGE, INC. AND THE TOKYO STOCK EXCHANGE, INC. OWNS ALL RIGHTS RELATING TO THE TOPIX INDEX SUCH AS CALCULATION, PUBLICATION AND USE OF THE TOPIX INDEX VALUE AND RELATING TO THE TOPIX TRADEMARKS.
       THE TOKYO STOCK EXCHANGE, INC. SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TOPIX INDEX VALUE OR TO CHANGE THE TOPIX TRADEMARKS OR CEASE THE USE THEREOF.
       THE TOKYO STOCK EXCHANGE, INC. MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TOPIX INDEX VALUE AND THE TOPIX TRADEMARKS OR AS TO THE FIGURE AT WHICH THE TOPIX INDEX VALUE STANDS ON ANY PARTICULAR DAY.
       THE TOKYO STOCK EXCHANGE, INC. GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE TOPIX INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TOPIX INDEX VALUE.
       THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC.
       THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE NOTES OR AN ADVISE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC.
       THE TOKYO STOCK EXCHANGE, INC. NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE NOTES, FOR CALCULATION OF THE TOPIX INDEX VALUE.
       INCLUDING BUT NOT LIMITED TO THE FOREGOING, THE TOKYO STOCK

EXCHANGE, INC. SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE OF THE NOTES.
       All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by TSE. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.
License Agreement for the Dow Jones
Euro STOXX 50® Index
       The Dow Jones Euro STOXX 50 Index is owned and published by STOXX. The license agreement between STOXX and Goldman Sachs & Co. provides that the following language must be set forth in the prospectus supplement: The notes are not sponsored, endorsed, sold or promoted by STOXX LIMITED (“STOXX”) or DOW JONES & COMPANY, INC. (“DOW JONES”). Neither STOXX nor DOW JONES makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The only relationship of STOXX to the Licensee is as the licensor of the Euro STOXX 50 Indextm and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the DOW JONES INDEXESsm and of certain trademarks, trade names and service marks of DOW JONES. The aforementioned Indexes are determined, composed and calculated by STOXX or DOW JONES, as the case may be, without regard to the Licensee or the Product(s). Neither STOXX nor DOW JONES is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Neither STOXX nor DOW JONES has any obligation or liability in connection with the administration, marketing or trading of the notes.
       NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/ OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN, AND NEITHER SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND THE LICENSE OTHER THAN LICENSEE’S AFFILIATES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.
       This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
       This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.
       This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.
       Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of your note before your receipt of cash attributable to such income.
       You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Corporate Treasury Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.
       The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.
       If you purchase your note for an amount that differs from the note’s adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note’s original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note.
       If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.
       Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.
       You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes.
       Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.
Backup Withholding And Information Reporting
       Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
       This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
       The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.
       The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
       The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.
       In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $                    . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

USD
The Goldman Sachs
Group, Inc.
Basket Linked Notes due
(Linked to the S&P 500® Index, the TOPIX® Index
and the Dow Jones Euro STOXX 50® Index)
Medium-Term Notes, Series B

Goldman, Sachs & Co.